                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE TO
                                Amendment No. 1
                                 (Rule 13e-4)

         TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1) OF
                     THE SECURITIES EXCHANGE ACT OF 1934.

                           BROADBASE SOFTWARE, INC.
    (Name of Subject Company (Issuer) and Name of Filing Person (Offeror))

              Options Under Broadbase Software, Inc. Option Plans
             to Purchase Common Stock, Par Value $0.001 Per Share
                        (Title of Class of Securities)

                                  11130R 10 0
                     (CUSIP Number of Class of Securities)

                                 Eric Willgohs
              Vice President Legal, General Counsel and Secretary
                           Broadbase Software, Inc.
                            181 Constitution Drive
                         Menlo Park, California  94025
                                (650) 614-8300
         (Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of filing persons)

                                   Copy to:
                            David K. Michaels, Esq.
                              Fenwick & West, LLP
                             Two Palo Alto Square
                          Palo Alto, California 94306
                                (650) 494-0600

                           CALCULATION OF FILING FEE

-------------------------------------------------------------------------------------------------------------
                         Transaction
                          Valuation*                             Amount of Filing Fee**
-------------------------------------------------------------------------------------------------------------
                              $15,694,357                                $3,139
-------------------------------------------------------------------------------------------------------------

* Calculated solely for the purpose of determining the amount of filing fee. This amount assumes that options to purchase 19,635,735 shares of common stock of Broadbase Software, Inc. having an aggregate value of $15,694,357 as of April 26, 2001 will be exchanged pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, equals 1/50 of 1% of the transaction valuation.

**  Previously paid.

[_] Check the box if any part of the fee is offset as provided by Rule 0-
    11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:    Not Applicable.
                         -----------------
Form or Registration No.:  Not Applicable.
                         -----------------
Filing Party:              Not Applicable.
             -----------------------------
Date Filed:                Not Applicable.
           -------------------------------

[_] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

    [_]  third-party tender offer subject to Rule 14d-1.
    [X]  issuer tender offer subject to Rule 13e-4.
    [_]  going-private transaction subject to Rule 13e-3.
    [_]  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing fee is a final amendment reporting the results of the tender offer: [_]

     This Amendment No. 1 amends and supplements the Tender Offer Statement on Schedule TO filed by Broadbase Software, Inc. (the "Company") with the Securities and Exchange Commission on April 27, 2001 (the "Schedule TO") relating an offer by the Company to eligible option holders to exchange all options outstanding to purchase shares of the Company's common stock, par value $0.001 per share, for new options to purchase shares of the Company's common stock, to be granted under an eligible option plan, upon the terms and conditions described in the Offer to Exchange, previously filed as Exhibit
(a)(1), and related letter of transmittal, previously filed as Exhibit (a)(2). The Company hereby amends and supplements the Schedule TO to file as Exhibit
(a)(6) hereto, a list of Frequently Asked Questions regarding the Offer to Exchange, which was distributed to employees on May 8, 2001.

ITEM 12. EXHIBITS

     (a)  (1)* Offer to Exchange, dated April 27, 2001.
     (a)  (2)* Form of Letter of Transmittal.
     (a) (3)* Transcript of email sent to employees on April 26, 2001 from Chuck Bay.
     (a) (4)* Transcript of email sent to employees on April 27, 2001 from Eric Willgohs.
     (a) (5) The Company's annual report on Form 10-K for its fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on March 23, 2001 (incorporated herein by reference).
     (a)  (6)  Frequently Asked Questions distributed to employees on May 8,
               2001.

     (b)  Not applicable.

     (d) (1) The Company's 1996 Equity Incentive Plan amended as of Nov. 17, 1998 (incorporated herein by reference to Exhibit 10.02 of the Form S-1 (File No. 333-82251) filed with the Securities and Exchange Commission on July 2, 1999).
     (d) (2) The Company's 1999 Equity Incentive Plan amended as of Nov. 2, 2000 (incorporated herein by reference to Exhibit 4.09 of the Form S-4 (File No. 333-48696) filed with the Securities and Exchange Commission on November 9, 2000).
     (d) (3) The form of Stock Option Agreement under the Company's 1999 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.03 of the Form S-1 (File No. 333-82251) filed with the Securities and Exchange Commission on August 12, 1999).
     (d) (4) The Company's 1999 Employee Stock Purchase Plan amended as of November 2, 2000 (incorporated herein by reference to Exhibit
               10.04 of the Form S-4 (File No. 333-48696) filed with the Securities and Exchange Commission on November 9, 2000).
     (d) (5) The Company's 2000 Stock Incentive Plan and related forms of agreements (incorporated herein by reference to Exhibit 4.09 of the Form S-8 (File No. 333-38480) filed with the Securities and Exchange Commission on June 2, 2000.)
     (d) (6) The form of Stock Option Agreement under the Company's 2000 Stock Option Plan (incorporated herein by reference to Exhibit 4.09 of the Form S-8 (File No. 333-38480) filed with the Securities and Exchange Commission on June 2, 2000).
     (d) (7) The Company's Non-Plan Stock Option Agreement, dated January 4, 2000, between the Company and Greg Martin (incorporated herein by reference to Exhibit 4.12 of the Form S-8 (File No. 333-32120) filed with the Securities and Exchange Commission on March 10,
               2000).
     (d) (8) The Company's Non-Plan Stock Option Agreement, dated January 4, 2000, between the Company and Rusty Thomas (incorporated herein by reference to Exhibit 4.13 of the Form S-8 (File No. 333-32120) filed with the Securities and Exchange Commission on March 10,
               2000).
     (d) (9) Aperio, Inc., 1998 Incentive and Nonqualified Stock Option Plan and related forms of agreements (incorporated herein by reference to Exhibit 4.09 of the Form S-8 (File No. 333-40206) filed with the Securities and Exchange Commission on June 27, 2000).
     (d) (10) The Company's Non-Plan Stock Option Agreement, dated April 24, 2000, between the Company and David Milam (incorporated herein by reference to Exhibit 4.10 of the Form S-8 (File No. 333-40206) filed with the Securities and Exchange Commission on June 27,
               2000).
     (d) (11) The Company's Non-Plan Stock Option Agreement, dated April 24, 2000, between the Company and William Wolfe (incorporated herein by reference to Exhibit 4.11 of the Form S-8 (File No. 333-40206) filed with the Securities and Exchange Commission on June 27,
               2000).
     (d) (12) Panopticon, Inc., 1999 Stock Plan and related forms of agreements (incorporated herein by reference to Exhibit 4.08 of the Form S-8 (File No. 333-46652) filed with the Securities and Exchange Commission on September 26, 2000).
     (d) (13) Rubric, Inc., 1997 Stock Option Plan (incorporated herein by reference to Exhibit 10.15 to our registration statement on Form S-1 (File No. 333-95125) filed with the Securities and Exchange Commission on January 21, 2000).
     (d) (14) Rubric, Inc. Stock Option Agreement, dated December 8, 1999, between Rubric and Paul Salsgiver (incorporated herein by reference to Exhibit 4.14 of the Form S-8 (File No. 333-32120) filed with the Securities and Exchange Commission on March 10,
               2000).
     (d) (15) Servicesoft Technologies, Inc., Amended and Restated 1994 Stock Option Plan and related forms of agreements (incorporated herein by reference to Exhibit 4.05 of the Form S-8 (File No. 333-52198) filed with the Securities and Exchange Commission on December 19,
               2000).
     (d) (16) Servicesoft Technologies, Inc., 1999 Stock Option Grant and Plan and related forms of agreements (incorporated herein by reference to Exhibit 4.06 of the Form S-8 (File No. 333-52198) filed with the Securities and Exchange Commission on December 19, 2000).
     (d) (17) Servicesoft, Inc., Non-Qualified Stock Option Agreement, dated July 10, 2000, between Servicesoft and Massood Zarrabian (incorporated herein by reference to Exhibit 4.10 of the Form S-8 (File No. 333-52198) filed with the Securities and Exchange Commission on December 19, 2000).
     (d) (18) Rosh Intelligent Systems, Inc., Incentive Stock Option Agreement (incorporated herein by reference to Exhibit 4.11 of the Form S-8 (File No. 333-52198) filed with the Securities and Exchange Commission on December 19, 2000).
     (g)       Not applicable.
     (h)       Not applicable.
      *        Previously filed.

                                  SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 1 to Schedule TO is true, complete and correct.

Date:  May 8, 2001

                               BROADBASE SOFTWARE, INC.

                               By:  /s/ Eric Willgohs
                                  --------------------------
                                    Name:   Eric Willgohs
                                    Title:  Vice President Legal,
                                            General Counsel and Secretary

                               INDEX TO EXHIBITS

Exhibit
Number
------

(a)(1)*   Offer to Exchange, dated April 27, 2001.
(a)(2)*   Form of Letter of Transmittal.
(a)(3)*   Transcript of email sent to employees on April 26, 2001 from Chuck
          Bay.
(a)(4)* Transcript of email sent to employees on April 27, 2001 from Eric Willgohs.
(a)(5) The Company's annual report on Form 10-K for its fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on March 23, 2001 (incorporated herein by reference).
(a)(6)    Frequently Asked Questions distributed to employees on May 8, 2001.
(d)(1) The Company's 1996 Equity Incentive Plan amended as of Nov. 17, 1998 (incorporated herein by reference to Exhibit 10.02 of the Form S-1 (File No. 333-82251) filed with the Securities and Exchange Commission on July 2, 1999).
(d)(2) The Company's 1999 Equity Incentive Plan amended as of Nov. 2, 2000 (incorporated herein by reference to Exhibit 4.09 of the Form S-4 (File No. 333-48696) filed with the Securities and Exchange Commission on November 9, 2000).
(d)(3) The form of Stock Option Agreement under the Company's 1999 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.03 of the Form S-1 (File No. 333-82251) filed with the Securities and Exchange Commission on August 12, 1999).
(d)(4) The Company's 1999 Employee Stock Purchase Plan amended as of November 2, 2000 (incorporated herein by reference to Exhibit 10.04 of the Form S-4 (File No. 333-48696) filed with the Securities and Exchange Commission on November 9, 2000).
(d)(5) The Company's 2000 Stock Incentive Plan and related forms of agreements (incorporated herein by reference to Exhibit 4.09 of the Form S-8 (File No. 333-38480) filed with the Securities and Exchange Commission on June 2, 2000.)
(d)(6) The form of Stock Option Agreement under the Company's 2000 Stock Option Plan (incorporated herein by reference to Exhibit 4.09 of the Form S-8 (File No. 333-38480) filed with the Securities and Exchange Commission on June 2, 2000).
(d)(7) The Company's Non-Plan Stock Option Agreement, dated January 4, 2000, between the Company and Greg Martin (incorporated herein by reference to Exhibit 4.12 of the Form S-8 (File No. 333-32120) filed with the Securities and Exchange Commission on March 10, 2000).
(d)(8) The Company's Non-Plan Stock Option Agreement, dated January 4, 2000, between the Company and Rusty Thomas (incorporated herein by reference to Exhibit 4.13 of the Form S-8 (File No. 333-32120) filed with the Securities and Exchange Commission on March 10, 2000).
(d)(9) Aperio, Inc., 1998 Incentive and Nonqualified Stock Option Plan and related forms of agreements (incorporated herein by reference to Exhibit 4.09 of the Form S-8 (File No. 333-40206) filed with the Securities and Exchange Commission on June 27, 2000).
(d)(10) The Company's Non-Plan Stock Option Agreement, dated April 24, 2000, between the Company and David Milam (incorporated herein by reference to Exhibit 4.10 of the Form S-8 (File No. 333-40206) filed with the Securities and Exchange Commission on June 27, 2000).
(d)(11) The Company's Non-Plan Stock Option Agreement, dated April 24, 2000, between the Company and William Wolfe (incorporated herein by reference to Exhibit 4.11 of the Form S-8 (File No. 333-40206) filed with the Securities and Exchange Commission on June 27, 2000).
(d)(12) Panopticon, Inc., 1999 Stock Plan and related forms of agreements (incorporated herein by reference to Exhibit 4.08 of the Form S-8 (File No. 333-46652) filed with the Securities and Exchange Commission on September 26, 2000).
(d)(13) Rubric, Inc., 1997 Stock Option Plan (incorporated herein by reference to Exhibit 10.15 to our registration statement on Form S-1 (File No. 333-95125) filed with the Securities and Exchange Commission on January 21, 2000).
(d)(14) Rubric, Inc. Stock Option Agreement, dated December 8, 1999, between Rubric and Paul Salsgiver (incorporated herein by reference to Exhibit
          4.14 of the Form S-8 (File No. 333-32120) filed with the Securities and Exchange Commission on March 10, 2000).
(d)(15) Servicesoft Technologies, Inc., Amended and Restated 1994 Stock Option Plan and related forms of agreements (incorporated herein by reference to Exhibit 4.05 of the Form S-8 (File No. 333-52198) filed with the Securities and Exchange Commission on December 19, 2000).

(d)(16) Servicesoft Technologies, Inc., 1999 Stock Option Grant and Plan and related forms of agreements (incorporated herein by reference to Exhibit 4.06 of the Form S-8 (File No. 333-52198) filed with the Securities and Exchange Commission on December 19, 2000).
(d)(17) Servicesoft, Inc., Non-Qualified Stock Option Agreement, dated July 10, 2000, between Servicesoft and Massood Zarrabian (incorporated herein by reference to Exhibit 4.10 of the Form S-8 (File No. 333-52198) filed with the Securities and Exchange Commission on December 19, 2000).
(d)(18) Rosh Intelligent Systems, Inc., Incentive Stock Option Agreement (incorporated herein by reference to Exhibit 4.11 of the Form S-8 (File No. 333-52198) filed with the Securities and Exchange Commission on December 19, 2000).
 *        Previously filed.